Exhibit 99.1

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: November 22, 2005
Contacts:	Investors Mike Rowen 703-720-2455	Media StevenThorpe 804-284-5800	Julie Rakes 713-435-5340

Capital One Announces Final Results of Elections Regarding Merger Consideration

McLean, Va., (November 22, 2005) - Capital One Financial (NYSE: COF) today announced the merger consideration to be received by Hibernia shareholders in Capital One’s acquisition of Hibernia Corporation, which was completed on November 16, 2005.

Based on final election results and applying the proration provisions set forth in the amended merger agreement, Hibernia shareholders will receive the following merger consideration:

•	Hibernia shareholders will receive $30.46 for each Hibernia share for which they made a valid cash election;
•

Hibernia shareholders will receive $30.46 per share for approximately 20.23% of the shares for which they made a valid stock election (rounded to the nearest share) and 0.3792 of a share of Capital One common stock per share for approximately 79.77% of the shares for which they made a valid stock election (rounded to the nearest share); and

•	Hibernia shareholders who did not make a valid election will receive $30.46 per Hibernia share.

Under the amended merger agreement, fractional shares of Capital One common stock will not be issued. Instead, Hibernia shareholders will receive cash based on the average closing price of Capital One common stock of $80.324 for the five-day period ending November 15, 2005.

Of the 159,966,895 shares of Hibernia common stock outstanding immediately prior to the closing of the merger approximately:

•	28,749,310 shares, or 18%, elected to receive cash;
•	108,718,587 shares, or 68%, elected to receive Capital One common stock; and
•	22,498,998 shares, or 14%, did not make a valid election.

The total consideration paid by Capital One was approximately $5.0 billion, which was comprised of the following:

•	approximately $4.9 billion in value from 32.9 million shares of common stock valued at $2.64 billion; and $2.23 billion in cash, and
•	the exchange of Hibernia stock options for Capital One stock options fair valued at approximately $.1 billion.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose principal subsidiaries, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., and Hibernia National Bank (www.hibernia.com), offer a variety of consumer lending and deposit products. Capital One's subsidiaries collectively had 49.2 million accounts and $84.8 billion in managed loans outstanding as of September 30, 2005. Capital One is a Fortune 500 company and, through its subsidiaries, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.